SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 AMENDMENT NO. 1
TO
FORM 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act

U.S. Concrete, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	76-0586680
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2925 Briarpark, Suite 1050, Houston, Texas 77042
(Address of principal executive offices) (Zip code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to:
General Instruction A.(c), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to:
General Instruction A.(d), please check the following box ☒

Securities Act registration statement file number to which this form relates:	N/A (securities will be issued pursuant to Section 1145 of the United States Bankruptcy Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on which Each Class is to be Registered

None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of Class)

Item 1.   Description of Registrant’s Securities to be Registered.

On August 31, 2010 (the “Effective Date”), U.S. Concrete, Inc. (the “Company”) and certain of its subsidiaries (collectively, the “Debtors”) consummated the transactions contemplated by the Debtors’ Amended Joint Plan of Reorganization, pursuant to Chapter 11 of Title 11 of the United States Code (as it has been amended, modified and supplemented, the “Plan”), dated July 27, 2010, as confirmed by the order (the “Confirmation Order”) of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered on July 29, 2010, and emerged from Chapter 11 in accordance with the Plan.

On the Effective Date, the Company’s common stock outstanding immediately prior to the Effective Date (the “Old Common Stock”) was cancelled pursuant to the Plan.  On the Effective Date, the Company issued an aggregate of approximately 11.9 million shares of common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Plan.  In connection with the Plan, the Company adopted an Amended and Restated Certificate of Incorporation (the “Certificate”) and Third Amended and Restated Bylaws (the “Bylaws”), effective as of the Effective Date.

Set forth below is a description of the Common Stock and other relevant provisions of the Certificate and Bylaws.  The description of the Certificate and the Bylaws is qualified in its entirety by reference to the full text of these documents, copies of which are filed as exhibits 1 and 2, respectively, and are incorporated by reference herein.  The following description of the Common Stock amends and replaces in its entirety the description of the Old Common Stock incorporated by reference into the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on May 11, 1999.

Common Stock

The Certificate authorizes the issuance of 100,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).  All of the Common Stock issued under the Plan is fully paid and nonassessable.

Each share of Common Stock (1) will have one vote on all matters voted upon by the stockholders of the Company; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate (including any certificate of designations relating to any series of Preferred Stock), (2) affords no cumulative voting or preemptive rights and (3) is not convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund.

Holders of Common Stock will be entitled to dividends in such amounts and at such times as our board of directors (the “Board”) in its discretion may declare out of funds legally available therefor, subject to the preferences that may apply to any shares of preferred stock outstanding at the time.

Preferred Stock

Pursuant to the Certificate, we are authorized to issue “blank check” preferred stock, which may be issued from time to time in one or more series upon authorization by the Board.  The Board, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences and restrictions applicable to each series of the Preferred Stock.  The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of the Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for the Common Stock at a premium or otherwise affect the market price of the Common Stock.

Anti-takeover Effects of the Certificate and the Bylaws

Some provisions of the Certificate and the Bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

These provisions include:

Board vacancies

The Certificate authorizes the Board to fill vacant directorships or increase the size of the Board, which may deter a stockholder from removing incumbent directors and simultaneously gaining control of the Board by filling the vacancies created by this removal with its own nominees.

Cumulative voting

The Certificate does not grant our stockholders the right to cumulative voting in the election of directors. As a result, stockholders may not aggregate their votes for a single director.

Special meeting of stockholders

The Certificate provides that special meetings of our stockholders may be only be called by the Chairman of the Board or by the Board pursuant to a resolution a majority of the Board approves by an affirmative vote.

Authorized but unissued shares

Our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of the Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of Delaware General Corporation Law

As of the Effective Date, we are not subject to Section 203 of the Delaware General Corporation Law (as amended, the “DGCL”) because we do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders and we have not elected by a provision in our original Certificate or any amendment thereto to be governed by Section 203 of the DGCL. Unless we adopt an amendment to the Certificate by action of our stockholders expressly electing not to be governed by Section 203 of the DGCL, we would generally become subject to Section 203 of the DGCL at such time that we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders, except that the restrictions contained in Section 203 of the DGCL would not apply if the business combination is with an interested stockholder who became an interested stockholder before the time that we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders.

Transfer Agent

American Stock Transfer & Trust Company, LLC is the transfer agent for the Common Stock.

Indemnification of Directors and Officers

The Bylaws provide that each person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, is indemnified and held harmless, to the fullest extent permitted by applicable law, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

The rights conferred in the Bylaws includes the right to have the Company pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the indemnitee to repay all amounts advanced if it should be ultimately determined that such indemnitee is not entitled to be indemnified under the Bylaws or otherwise.

The Certificate provides that no director of the Company shall be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, subject to certain exceptions.

Item 2.   Exhibits.

Exhibit No.	Description

1	Amended and Restated Certificate of Incorporation of U.S. Concrete, Inc.

2	Third Amended and Restated Bylaws of U.S. Concrete, Inc.

3	Form of common stock certificate.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 31, 2010	U.S. CONCRETE, INC.

	By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: President and Chief Executive Officer

Exhibit 1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
U.S. CONCRETE, INC.

U.S. Concrete, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts this Amended and Restated Certificate of Incorporation and does hereby further certify that:

1.           The name of the Corporation is U.S. Concrete, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 15, 1997 under the original name Main Street Equity III, Inc.; a Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 18, 1999; a Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 5, 1999; and a Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 9, 2006.

2.           The Corporation and certain of the Corporation’s direct and indirect subsidiaries filed a joint plan of reorganization (the “Plan”) which, pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), was confirmed by an order, entered July 29, 2010, of the United States Bankruptcy Court for the District of Delaware, a court having jurisdiction of a proceeding under the Bankruptcy Code, and that such order provides for the making and filing of this Amended and Restated Certificate of Incorporation.

3.           This Amended and Restated Certificate of Incorporation amends and, as amended, restates in its entirety the Certificate of Incorporation and has been duly made, executed and acknowledged by the officers of the Corporation in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware.

4.           The Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

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AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

First:              The name of the Corporation is U.S. Concrete, Inc.

Second:          The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808. The name of the Corporation’s registered agent at that address is the Corporation Service Company.

Third:             The purpose of the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any successor statute (the “DGCL”).

Fourth:           The aggregate number of shares of capital stock which the Corporation will have authority to issue is One Hundred Ten Million (110,000,000), divided into One Hundred Million (100,000,000) shares of common stock, par value $.001 per share (“Common Stock”) and Ten Million (10,000,000) shares of preferred stock, par value $.001 per share (“Preferred Stock”). The Corporation may issue shares of any class of its capital stock for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.

Except as otherwise provided by the DGCL or this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected Series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock).

Notwithstanding anything to the contrary in this Certificate of Incorporation, the Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)).  The prohibition on the issuance of nonvoting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)).

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The Preferred Stock may be divided into and issued from time to time in one or more series as may be fixed and determined by the Board of Directors. The relative rights and preferences of the Preferred Stock of each series will be such as are stated in any resolution or resolutions adopted by the Board of Directors setting forth the designation of that series and fixing and determining the relative rights and preferences thereof, any such resolution or resolutions being herein called a “Directors’ Resolution.” The Board of Directors hereby is authorized to fix and determine the powers, designations, preferences, and relative, participating, optional or other rights (including, without limitation, voting powers, full or limited, preferential rights to receive dividends or assets on liquidation, rights of conversion or exchange into Common Stock, Preferred Stock of any series or other securities, any right of the Corporation to exchange or convert shares into Common Stock, Preferred Stock of any series or other securities, or redemption provisions or sinking fund provisions) as between series and as between or among series of Preferred Stock and as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions thereof, if any, all as shall be stated in a Directors’ Resolution, and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers, all as shall be stated in a Directors’ Resolution. Within the limitations or restrictions stated in any resolution or resolutions of a Directors’ Resolution fixing the number of shares constituting a series of Preferred Stock, the Board of Directors may increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) by resolution the number of shares of any such series of Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class irrespective of the provisions of Section 242(b)(2) of the DGCL unless a vote of any such holders is required pursuant to the terms of any Preferred Stock designation.

Consistent with this Article Fourth and applicable law, any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any series of Preferred Stock may be dependent on facts ascertainable outside this Certificate of Incorporation or any amendment hereto, or outside resolutions of the Board of Directors pursuant to authority expressly vested in it by this Certificate of Incorporation. Except as applicable law or this Certificate of Incorporation otherwise may require, the terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock or of any class of capital stock of the Corporation.

No stockholder will, by reason of the holding of shares of any class or series of capital stock of the Corporation, have a preemptive or preferential right to acquire or subscribe for any shares or securities of any class, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless a Directors’ Resolution specifically so provides with respect to a series of Preferred Stock.

Cumulative voting of shares of any class or series of capital stock having voting rights is prohibited unless specifically provided for in a Directors’ Resolution with respect to a series of Preferred Stock.

Fifth:

(a)           Directors. The business and affairs of the Corporation will be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred on the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation, the Board of Directors hereby is authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation, or any amendments thereto, will invalidate any prior act of the Board of Directors that would have been valid if such Bylaws or amendment had not been adopted.

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(b)           Number, Election and Terms of Directors. The number of directors which will constitute the whole Board of Directors shall be fixed from time to time by a majority of the directors then in office, subject to an increase in the number of directors by reason of any provisions contained in or established pursuant to Article Fourth, but in any event will not be less than three. Each director shall be elected to serve a term of one year, with each director’s term to expire at the annual meeting next following the director’s election. The foregoing notwithstanding, each director will serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

(c)           Removal of Directors. Any director of the Corporation may be removed from office as a director, by vote or other action of the stockholders or otherwise, with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect members of the Board of Directors pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the Directors’ Resolution providing for the establishment of any series of Preferred Stock, any such director of the Corporation so elected may be removed in accordance with the provisions of that Directors’ Resolution.

(d)           Vacancies. Except as a Directors’ Resolution providing for the establishment of any series of Preferred Stock may provide otherwise, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until that director’s successor shall have been elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director.

Sixth:         From and after the first date as of which the Corporation has a class or series of capital stock registered under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) except as a Directors’ Resolution may establish with respect to any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by those stockholders, provided, that if the Corporation does not have a class or series of capital stock registered under the Exchange Act, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by all of the stockholders entitled to vote with respect to the subject matter thereof.  Except as applicable law requires, or as a Directors’ Resolution may prescribe, special meetings of stockholders of the Corporation may be called only by (i) the Chairman of the Board of Directors or (ii) the Board of Directors pursuant to a resolution a majority of the entire Board of Directors approves by an affirmative vote.

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Seventh:     No director of the Corporation will be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing provisions will not eliminate or limit the liability of a director (a) for any breach of that director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, as the same exists or as that provision hereafter may be amended, supplemented or replaced, or (d) for any transactions from which that director derived an improper personal benefit. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, will be limited to the fullest extent permitted by that law, as so amended. Any repeal or modification of this Article Seventh by the stockholders of the Corporation will be prospective only and will not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of that repeal or modification.

Eighth:       In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, or adopt new Bylaws, without any action on the part of the stockholders, except as applicable law or the Bylaws of the Corporation may provide otherwise.

Ninth:         Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If the majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of that compromise or arrangement, the said compromise or arrangement and the said reorganization will, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

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Tenth:         The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed this 31st day of August, 2010.

U.S. CONCRETE, INC.

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: Chief Executive Officer and President

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Exhibit 2

THIRD AMENDED AND RESTATED

BYLAWS

OF

U.S. CONCRETE, INC.

Effective as of August 31, 2010

TABLE OF CONTENTS

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ARTICLE VI INDEMNIFICATION		15
Section 6.1	Right to Indemnification	15
Section 6.2	Prepayment of Expenses	15
Section 6.3	Claims	15
Section 6.4	Nonexclusivity of Rights	15
Section 6.5	Other Sources	15
Section 6.6	Amendment or Repeal	15
Section 6.7	Other Indemnification and Prepayment of Expenses	15

ARTICLE VII MISCELLANEOUS		16
Section 7.1	Fiscal Year	16
Section 7.2	Seal	1
Section 7.3	Interested Directors; Quorum	16
Section 7.4	Form of Records	16
Section 7.5	Bylaw Amendments	16
Section 7.6	Notices; Waiver of Notice	17
Section 7.7	Resignations	17
Section 7.8	Reliance on Books, Reports and Records	18
Section 7.9	Certain Definitional Provisions	18
Section 7.10	Captions	18

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THIRD AMENDED AND RESTATED

BYLAWS

OF

U.S. CONCRETE, INC.

The Board of Directors of U.S. Concrete, Inc. (the “Corporation”) by resolution has duly adopted these Bylaws to govern the Corporation’s internal affairs.

ARTICLE I
STOCKHOLDERS

Section 1.1        Annual Meetings. If required by applicable law, the Corporation will hold an annual meeting of the holders of its capital stock (each, a “Stockholder”) for the election of directors of the Corporation (each, a “Director”) at such date, time and place as the Board of Directors of the Corporation (the “Board”) by resolution may designate from time to time. The Corporation may transact any other business at an annual meeting which has properly come before that meeting in accordance with Section 1.10.

Section 1.2        Special Meetings. Special meetings of the Stockholders may only be called in the manner provided in the Corporation’s certificate of incorporation as then in effect (the “Certificate of Incorporation”).  Business transacted at any special meeting of Stockholders shall be limited to business brought by or at the direction of the Board and shall be limited to the purposes stated in the notice.  The Board may postpone or reschedule any previously scheduled special meeting.

Section 1.3        Notice of Meetings. By or at the direction of the chairman of the Board (the “Chairman”) or the secretary of the Corporation (the “Secretary”) whenever Stockholders are to take any action at a meeting, the Corporation will give a notice of that meeting to the Stockholders entitled to vote at that meeting which states the place, if any, date, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at the meeting, hour of that meeting, the record date for determining the Stockholders entitled to vote at the meeting, if such date is different from the record date for determining Stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which that meeting is called. Unless the Certificate of Incorporation, these Bylaws or applicable law otherwise provides, the Corporation will give the notice of any meeting of Stockholders not less than 10 nor more than 60 days before the date of that meeting. If mailed to any Stockholder, any such notice will be deemed given (whether or not delivered) when deposited in the United States mail, postage prepaid, directed to that Stockholder at his address as it appears in the stock records of the Corporation. If given by facsimile telecommunication, such notice shall be deemed given when directed to a number at which the Stockholder has consented to receive notice by facsimile.  Subject to the limitations of Section 7.6, if given by electronic transmission, such notice shall be deemed to be delivered:  (i) by electronic mail, when directed to an electronic mail address at which the Stockholder has consented to receive notice; (ii) if by a posting on an electronic network together with separate notice to the Stockholder of such specific posting, upon the later of (x) such posting and (y) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the Stockholder.

Section 1.4        Adjournments. Any meeting of Stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business it might have transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment the Board fixes a new record date for the adjourned meeting, the Corporation will give, in accordance with Section 1.3, notice of the adjourned meeting to each Stockholder of record and entitled to vote at the adjourned meeting.

Section 1.5        Quorum. Except as the Certificate of Incorporation, these Bylaws or applicable law otherwise provides: (i) at each meeting of Stockholders the presence in person or by proxy of the holders of shares of stock having a majority of the votes the holders of all outstanding shares of stock entitled to vote at the meeting could cast will be necessary and sufficient to constitute a quorum; and (ii) the holders of stock so present and entitled to vote at any duly convened meeting at which the necessary quorum has been ascertained may continue to transact business until that meeting adjourns notwithstanding any withdrawal from that meeting of shares of stock counted in determining the existence of that quorum. In the absence of a quorum, the chairman of the meeting or the Stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner Section 1.4 provides until a quorum attends. Shares of its own stock belonging to the Corporation or to another corporation, limited liability company, partnership or other entity (each, an “Entity”), if the Corporation, directly or indirectly, holds a majority of the shares entitled to vote in the election of directors (or the equivalent) of that other Entity, will be neither entitled to vote nor counted for quorum purposes; provided, however, that the foregoing will not limit the right of the Corporation to vote stock, including but not limited to its own stock, it holds in a fiduciary capacity.

Section 1.6        Organization. The Chairman will chair and preside over any meeting of Stockholders at which he is present. The Board will designate the chairman and presiding officer over any meeting of Stockholders from which the Chairman is absent. In the absence of such designation by the Board, the chairman of the meeting will be chosen at the meeting. The Secretary will act as secretary of meetings of Stockholders, but in his absence from any such meeting the chairman of that meeting may appoint any person to act as secretary of that meeting. The chairman of any meeting of Stockholders will announce at that meeting the date and time of the opening and the closing of the polls for each matter on which the Stockholders will vote at that meeting.

Section 1.7        Voting; Proxies. (a) Except as the Certificate of Incorporation otherwise provides, each Stockholder entitled to vote at any meeting of Stockholders will be entitled to one vote for each share of capital stock of the Corporation he holds which has voting power on the matter in question.  Each Stockholder entitled to vote at a meeting of Stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such Stockholder by proxy, but no proxy will be voted or acted on after three years from its date, unless that proxy provides for a longer period.  A proxy will be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A Stockholder may revoke any proxy which is not irrevocable by attending that meeting and voting in person or by filing an instrument in writing revoking the proxy or by delivering a proxy in accordance with applicable law bearing a later date to the Secretary.  Proxies for use at any meeting of Stockholders must be filed, before or at the time of that meeting, with the Secretary or such other person as the Board by resolution may designate from time to time.

(b)      The secretary of any meeting of Stockholders will take charge of and canvass all ballots delivered at that meeting and will decide all questions relating to the qualification of voters, the validity of proxies and the acceptance or rejection of votes at that meeting, unless the chairman has appointed an inspector or inspectors to decide those questions. Voting at meetings of Stockholders: (i) need not be by written ballot unless the Board, in its discretion, by resolution so requires or, in the case of any such meeting, the chairman of that meeting, in his discretion, so requires; and (ii) unless applicable law otherwise requires, need not be conducted by inspectors of election unless so determined by the holders of shares of stock having a majority of the votes the holders of all outstanding shares of stock entitled to vote thereon which are present in person or by proxy at that meeting could cast.

(c)       The Corporation may, and shall if required by law, in advance of any meeting of Stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof.  The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act.  In the event that no inspector so appointed or designated is able to act at a meeting of Stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.  Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability.  The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law.  In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law.  No person who is a candidate for an office at an election may serve as an inspector at such election.

(d)      At all meetings of Stockholders at which a quorum is present for the election of Directors, a plurality of the votes cast by the holders of outstanding shares of stock of the Corporation entitled to vote in the election of Directors will be sufficient to elect, except as the Certificate of Incorporation may otherwise provide; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of the Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. In the case of any question to which the stockholder approval policy of any national securities exchange or quotation system on which capital stock of the Corporation is traded or quoted on the Corporation’s application, the requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any provision of the Internal Revenue Code of 1986, as amended, or the rules and regulations thereunder (the “Code”) applies, in each case for which question the Certificate of Incorporation, these Bylaws or the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does not specify a higher voting requirement, that question will be decided by the requisite vote that stockholder approval policy, Exchange Act requirement or Code provision, as the case may be, specifies (or the highest requisite vote if more than one applies). A majority of the votes cast on the question whether to approve or ratify the appointment of independent public accountants (if that question is submitted for a vote of Stockholders) will be sufficient to approve or ratify. All other elections and questions which have properly come before any meeting will, unless the Certificate of Incorporation, these Bylaws or applicable law otherwise provides, be decided by the vote of the holders of shares of stock of the Corporation present in person or by proxy at that meeting and having a majority of the votes entitled to vote thereon.

Section 1.8        Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the Stockholders entitled to notice of or to vote at any meeting of Stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board by resolution may fix a record date, which record date: (i) must not precede the date on which the Board adopts that resolution; (ii) in the case of a determination of Stockholders entitled to vote at any meeting of Stockholders or adjournment thereof, will, unless applicable law otherwise requires, not be more than 60 nor less than 10 days before the date of that meeting; (iii) in the case of a determination of Stockholders entitled to express consent to corporate action in writing without a meeting, will not be more than 10 days from the date on which the Board adopts the resolution fixing the record date; and (iv) in the case of any other action, will not be more than 60 days prior to that other action. If the Board does not fix a record date: (i) the record date for determining Stockholders entitled to notice of or to vote at a meeting of Stockholders will be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining Stockholders entitled to express consent to corporate action in writing without a meeting will be (A) if applicable law does not require a prior action by the Board, the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law; and (B) if applicable law requires prior action by the Board, at the close of business on the day on which the Board adopts the resolution taking that prior action; and (iii) the record date for determining Stockholders for any other purpose will be at the close of business on the day on which the Board adopts the resolution relating thereto. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders will apply to any adjournment of that meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Section 1.9        List of Stockholders Entitled To Vote. The Secretary will prepare and make, at least 10 days before each meeting of Stockholders, a list of the Stockholders entitled to vote at that meeting which complies with the requirements of Section 219 of the DGCL as in effect at that time.

Section 1.10      Business Brought Before a Meeting of the Stockholders.

(a)       Annual Meetings.

(i)           At an annual meeting of the Stockholders, only such nominations of persons for election to the Board shall be considered and such business shall be conducted as shall have been properly brought before the meeting.  To be properly brought before an annual meeting, nominations and other business must be a proper matter for stockholder action under Delaware law and must be (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (B) brought before the meeting by or at the direction of the Board or (C) otherwise properly brought before the meeting by a Stockholder who (I) is a Stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner is the beneficial owner of shares of the Corporation) both at the time the notice provided for in paragraph (a) of this Section 1.10 is delivered to the Secretary and on the record date for the determination of Stockholders entitled to vote at the annual meeting of Stockholders, (II) is entitled to vote at the meeting and (III) complies with the notice procedures set forth in paragraph (a) of this Section 1.10.  For nominations or other business to be properly brought before an annual meeting by a Stockholder, the Stockholder must have given timely notice thereof in writing and in proper form to the Secretary.  To be timely, a Stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the Stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which Public Announcement of the date of such meeting is first made by the Corporation).  In no event shall any adjournment, deferral or postponement of an annual meeting or the Public Announcement thereof commence a new time period (or extend any time period) for the giving of a Stockholder’s notice as described above.  Notwithstanding anything in this paragraph to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no Public Announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Stockholder’s notice required by paragraph (a) of this Section 1.10 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.

(ii)           A Stockholder’s notice providing for the nomination of a person or persons for election as a Director or Directors shall set forth (A) as to the Stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (and for purposes of clauses (II) through (IX) below, including any interests described therein held by any affiliates or associates (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such Stockholder or beneficial owner or by any member of such Stockholder’s or beneficial owner’s immediate family sharing the same household, in each case as of the date of such Stockholder’s notice, which information shall be confirmed or updated, if necessary, by such Stockholder and beneficial owner as of the record date for determining the Stockholders entitled to notice of the meeting of Stockholders and as of the date that is ten (10) business days prior to such meeting of the Stockholders or any adjournment or postponement thereof, and such confirmation or update shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth business day after the record date for the meeting of Stockholders (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth business day prior to the date for the meeting of Stockholders or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting of Stockholders or any adjournment or postponement thereof)) (I) the name and address of such Stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (II) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) (provided that a person shall in all events be deemed to beneficially own any shares of any class or series and number of shares of capital stock of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future) and owned of record by such Stockholder or beneficial owner, (III) the class or series, if any, and number of options, warrants, puts, calls, convertible securities, stock appreciation rights, or similar rights, obligations or commitments with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares or other securities of the Corporation or with a value derived in whole or in part from the value of any class or series of shares or other securities of the Corporation, whether or not such instrument, right, obligation or commitment shall be subject to settlement in the underlying class or series of shares or other securities of the Corporation (each a “Derivative Security”), which are, directly or indirectly, beneficially owned by such Stockholder or beneficial owner, (IV) any agreement, arrangement, understanding, or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Stockholder or beneficial owner, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of capital stock or other securities of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Stockholder or beneficial owner with respect to any class or series of capital stock or other securities of the Corporation, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of any class or series or capital stock or other securities of the Corporation, (V) a description of any other direct or indirect opportunity to profit or share in any profit (including any performance-based fees) derived from any increase or decrease in the value of shares or other securities of the Corporation, (VI) any proxy, contract, arrangement, understanding or relationship pursuant to which such Stockholder or beneficial owner has a right to vote any shares or other securities of the Corporation, (VII) any rights to dividends on the shares of the Corporation owned beneficially by such Stockholder or such beneficial owner that are separated or separable from the underlying shares of the Corporation, (VIII) any proportionate interest in shares of the Corporation or Derivative Securities held, directly or indirectly, by a general or limited partnership in which such Stockholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, if any, (IX) a description of all agreements, arrangements, and understandings between such Stockholder or beneficial owner and any other person(s) (including their name(s)) in connection with or related to the ownership or voting of capital stock of the Corporation or Derivative Securities, (X) any other information relating to such Stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (XI) a statement as to whether either such Stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to elect such Stockholder’s nominees and/or otherwise to solicit proxies from the Stockholders in support of such nomination and (XII) a representation that the Stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (B) as to each person whom the Stockholder proposes to nominate for election or reelection as a Director, (I) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), (II) a description of all direct and indirect compensation and other material agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Stockholder or beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (III) a completed and signed questionnaire regarding the background and qualifications of such person to serve as a Director, a copy of which may be obtained upon request to the Secretary, (IV) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) (provided that a person shall in all events be deemed to beneficially own any shares of any class or series and number of shares of capital stock of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future) and owned of record by such person, and (V) such additional information that the Corporation may reasonably request to determine the eligibility or qualifications of such person to serve as a Director or an independent director of the Corporation, or that could be material to a reasonable Stockholder’s understanding of the qualifications and/or independence, or lack thereof, of such nominee as a Director.

(iii)           A Stockholder’s notice regarding business proposed to be brought before a meeting of Stockholders other than the nomination of persons for election to the Board shall set forth (A) as to the Stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made, the information called for by clauses (A)(I) through (A)(IX) of the immediately preceding paragraph (ii) (including any interests described therein held by any affiliates or associates of such Stockholder or beneficial owner or by any member of such Stockholder’s or beneficial owner’s immediate family sharing the same household, in each case as of the date of such Stockholder’s notice, which information shall be confirmed or updated, if necessary, by such Stockholder and beneficial owner as of the record date for determining the Stockholders entitled to notice of the meeting of Stockholders and as of the date that is ten (10) business days prior to such meeting of the Stockholders or any adjournment or postponement thereof, and such confirmation or update shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth business day after the record date for the meeting of Stockholders (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth business day prior to the date for the meeting of Stockholders or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting of Stockholders or any adjournment or postponement thereof)), (B) a brief description of (I) the business desired to be brought before such meeting, (II) the reasons for conducting such business at the meeting and (III) any material interest of such Stockholder or beneficial owner in such business, including a description of all agreements, arrangements and understandings between such Stockholder or beneficial owner and any other person(s) (including the name(s) of such other person(s)) in connection with or related to the proposal of such business by the Stockholder, (C) as to the Stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made, (I) a statement as to whether either such Stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to approve the proposal and/or otherwise to solicit proxies from Stockholders in support of such proposal and (II) any other information relating to such Stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (D) if the matter such Stockholder proposes to bring before any meeting of Stockholders involves an amendment to the Corporation’s Bylaws, the specific wording of such proposed amendment, (E) a representation that the Stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business and (F) such additional information that the Corporation may reasonably request regarding such Stockholder or beneficial owner, if any, and/or the business that such Stockholder proposes to bring before the meeting.  The foregoing notice requirements shall be deemed satisfied by a Stockholder if the Stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such Stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

(b)       Special Meetings of Stockholders.  Only such business shall be conducted at a special meeting of Stockholders as is a proper matter for stockholder action under Delaware law and as shall have been brought before the meeting by or at the direction of the Board.  The notice of such special meeting shall include the purpose for which the meeting is called.  Nominations of persons for election to the Board may be made at a special meeting of Stockholders at which Directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or (ii) provided that the Board has determined that Directors shall be elected at such meeting, by any Stockholder of the Corporation who (A) is a Stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner is the beneficial owner of shares of the Corporation) both at the time the notice provided for in paragraph (b) of this Section 1.10 is delivered to the Secretary and on the record date for the determination of Stockholders entitled to vote at the special meeting, (B) is entitled to vote at the meeting and upon such election, and (C) complies with the notice procedures set forth in the third sentence of paragraph (b) of this Section 1.10.  In the event the Corporation calls a special meeting of Stockholders for the purpose of electing one or more Directors to the Board, any such Stockholder entitled to vote in such election of Directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the Stockholder’s notice required by paragraph (a)(ii) of this Section 1.10 is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.  In no event shall any adjournment, deferral or postponement of a special meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of a Stockholder’s notice as described above.

(c)          General.

(i)           Only such persons who are nominated in accordance with the procedures set forth in this Section 1.10 shall be eligible to be elected at an annual or special meeting of Stockholders to serve as Directors and only such business shall be conducted at a meeting of Stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.10.  Notwithstanding the foregoing provisions of this Section 1.10, if the Stockholder (or a qualified representative of the Stockholder) does not appear at the annual or special meeting of Stockholders to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii)           For purposes of this section, “Public Announcement” shall mean disclosure in a press release reported by Dow Jones News Service, Associated Press or a comparable national news service in the United States or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(iii)           Notwithstanding the foregoing provisions of this Section 1.10, a Stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.10; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to any nomination or other business to be considered pursuant to this Section 1.10.

(iv)           Nothing in these Bylaws shall be deemed to (A) affect any rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) confer upon any Stockholder a right to have a nominee or any proposed business included in the Corporation’s proxy statement, or (C) affect any rights of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

(v)           The presiding officer of a meeting of Stockholders shall, if the facts warrant, determine and declare to the meeting that a nomination was not properly made or any business was not properly brought before the meeting, as the case may be, in accordance with the provisions of this Section 1.10; if he or she should so determine, he or she shall so declare to the meeting and any such nomination not properly made or any business not properly brought before the meeting, as the case may be, shall not be transacted.

Section 1.11          No Action By Consent of Stockholders. Unless the Certificate of Incorporation otherwise provides, all actions of the Stockholders must be taken at an annual or special meeting of the Stockholders, and no Stockholder action may be taken without a meeting, without prior notice and without a vote.

Section 1.12          Conduct of Meetings. The Board may adopt by resolution such rules and regulations for the conduct of meetings of Stockholders as it deems appropriate. Except to the extent inconsistent with those rules and regulations, if any, the chairman of any meeting of Stockholders will have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of that chairman, are appropriate for the proper conduct of that meeting. Those rules, regulations or procedures whether adopted by the Board or prescribed by the chairman of the meeting may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to Stockholders of record, their duly authorized and constituted proxies or such other persons as the chairman of the meeting may determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Except to the extent the Board or the chairman of any meeting otherwise prescribes, no rules or parliamentary procedure will govern any meeting of Stockholders.

ARTICLE II
BOARD OF DIRECTORS

Section 2.1            Regular Meetings. The Board will hold its regular meetings at such places, on such dates and at such times as the Board by resolution may determine from time to time, and any such resolution will constitute due notice to all Directors of the regular meeting or meetings to which it relates. By notice pursuant to Section 2.6, the Chairman or a majority of the Board may change the place, date or time of any regular meeting of the Board.

Section 2.2            Special Meetings. The Board will hold a special meeting at any place or time whenever the Chairman or a majority of the Board by resolution calls that meeting by notice pursuant to Section 2.6.

Section 2.3            Telephonic Meetings. Members of the Board may hold and participate in any Board or committee of the Board (a “Board Committee”) meeting by means of conference telephone or other communications equipment that permits all persons participating in the meeting to hear each other, and participation of any Director in a meeting pursuant to this Section 2.3 will constitute the presence in person of that Director at that meeting for purposes of these Bylaws, except in the case of a Director who so participates only for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been called or convened in accordance with applicable law or these Bylaws.

Section 2.4            Organization. The Chairman will chair and preside over meetings of the Board at which he is present. A majority of the Directors present at any meeting of the Board from which the Chairman is absent will designate one of their number as chairman and presiding officer over that meeting. The Secretary will act as secretary of meetings of the Board, but in his absence from any such meeting the chairman of that meeting may appoint any person to act as secretary of that meeting.

Section 2.5            Order of Business. The Board will transact business at its meetings in such order as the Chairman or the Board by resolution will determine.

Section 2.6            Notice of Meetings. To call a special meeting of the Board, the Chairman or a majority of the Board must give a timely notice to each Director of the time and place of, and the general nature of the business the Board will transact at, all special meetings of the Board. To change the time or place of any regular meeting of the Board, the Chairman or a majority of the Board must give a timely notice to each Director of that change. To be timely, any notice this Section 2.6 requires must be delivered to each Director personally or by mail, telegraph, telecopier or other communication at least one day before the meeting to which it relates; provided, however, that notice of any meeting of the Board need not be given to any Director who waives the requirement of that notice (whether after that meeting or otherwise) or is present at that meeting.

Section 2.7            Quorum; Vote Required for Action. At all meetings of the Board, the presence in person of a majority of the total number of Directors then in office will constitute a quorum for the transaction of business, and the participation by a Director in any meeting of the Board will constitute that Director’s presence in person at that meeting unless that Director expressly limits that participation to objecting, at the beginning of the meeting, to the transaction of any business at that meeting on the ground that the meeting has not been called or convened in accordance with applicable law or these Bylaws. Except in cases in which the Certificate of Incorporation or these Bylaws otherwise provide, the vote of a majority of the Directors present at a meeting at which a quorum is present will be the act of the Board.

Section 2.8            Action by Written Consent. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken by the Board may be taken without a meeting, prior notice or a vote, if all members of the Board consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board.

ARTICLE III
BOARD COMMITTEES

Section 3.1             Board Committees. (a) The Board may designate one or more Board Committees consisting of one or more of the Directors. The Board may designate one or more Directors as alternate members of any Board Committee, who may replace any absent or disqualified member at any meeting of that committee. The member or members present at any meeting of any Board Committee and not disqualified from voting at that meeting may, whether or not constituting a quorum, unanimously appoint another Director to act at that meeting in any place of any member of that committee who is absent from or disqualified to vote at that meeting.

(b)           The Board by resolution may change the membership of any Board Committee at any time and fill vacancies on any of those committees. A majority of the members of any Board Committee will constitute a quorum for the transaction of business by that committee unless the Board by resolution requires a greater number for that purpose. The Board by resolution may elect a chairman of any Board Committee. The election or appointment of any Director to a Board Committee will not create any contract rights of that Director, and the Board’s removal of any member of any Board Committee will not prejudice any contract rights that member otherwise may have.

(c)           Pursuant to Section 3.1(a), the Board may designate an executive committee (the “Executive Committee”) to exercise, subject to applicable provisions of law, all the powers of the Board in the management of the business and affairs of the Corporation when the Board is not in session, including the powers to (i) declare dividends and (ii) authorize the issuance by the Corporation of any class or series of its capital stock. The Executive Committee will include the Chairman among its members.

(d)           Each other Board Committee the Board may designate pursuant to Section 3.1(a) will, subject to applicable provisions of law, have and may exercise all the powers and authorities of the Board to the extent the Board resolution designating that committee so provides.

Section 3.2             Board Committee Rules. Unless the Board otherwise provides, each Board Committee may make, alter and repeal rules for the conduct of its business. In the absence of those rules, each Board Committee will conduct its business in the same manner as the Board conducts its business pursuant to Article II.

Section 3.3             Action by Written Consent.  Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken by any Board Committee may be taken without a meeting, prior notice or a vote, if all members of such Board Committee consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of such Board Committee.

ARTICLE IV
OFFICERS

Section 4.1             Designation. The officers of the Corporation will consist of a chief executive officer (“CEO”), chief financial officer, chief operating officer, chief accounting officer, president, Secretary, treasurer and such senior or other vice presidents, assistant secretaries, assistant treasurers and other officers as the Board or the CEO may elect or appoint from time to time. Any person may hold any number of offices of the Corporation.

Section 4.2             CEO. The CEO will, subject to the control of the Board: (i) have general supervision and control of the affairs, business, operations and properties of the Corporation; (ii) see that all orders and resolutions of the Board are carried into effect; (iii) have the power to appoint and remove all subordinate officers, employees and agents of the Corporation, except for those the Board elects or appoints; and (iv) sign and execute, under the seal of the Corporation, all contracts, instruments, mortgages and other documents (collectively, “documents”) of the Corporation which require that seal, except as applicable law otherwise requires or permits any document to be signed and executed and except as these Bylaws, the Board or the CEO authorize other officers of the Corporation to sign and execute documents. The CEO also will perform such other duties and may exercise such other powers as generally pertain to his office or these Bylaws or the Board by resolution assigns to him from time to time.

Section 4.3             Powers and Duties of Other Officers. The other officers of the Corporation will have such powers and duties in the management of the Corporation as the Board by resolution may prescribe and, except to the extent so prescribed, as generally pertain to their respective offices, subject to the control of the Board. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.

Section 4.4             Term of Office, etc. Each officer will hold office until the first meeting of the Board after the annual meeting of Stockholders next succeeding his election, and until his successor is elected and qualified or until his earlier resignation or removal. No officer of the Corporation will have any contractual right against the Corporation for compensation by reason of his election or appointment as an officer of the Corporation beyond the date of his service as such, except as a written employment or other contract otherwise may provide. The Board may remove any officer with or without cause at any time, but any such removal will not prejudice the contractual rights of that officer, if any, against the Corporation. The Board by resolution may fill any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise for the unexpired portion of the term of that office at any time.

ARTICLE V
CAPITAL STOCK

Section 5.1             Certificates. Shares of capital stock of the Corporation will be evidenced by certificates in such form or forms as the Board by resolution may approve from time to time or, if and to the extent the Board so authorizes by resolution, may be uncertificated. The Chairman, the president or any vice president of the Corporation, the treasurer or any assistant treasurer of the Corporation or the Secretary or any assistant secretary of the Corporation may sign certificates evidencing certificated shares. Any of or all the signatures and the Corporation’s seal on each such certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before the Corporation issues that certificate, the Corporation may issue that certificate with the same effect as if he were such officer, transfer agent or registrar at the date of that issue.

Section 5.2             Transfer of Shares. The Corporation may act as its own transfer agent and registrar for shares of its capital stock or use the services of such one or more transfer agents and registrars as the Board by resolution may appoint from time to time. When shares are represented by certificates, the Corporation shall issue and deliver to each holder to whom such shares have been issued or transferred, certificates representing the shares owned by such holder, and shares of the Corporation’s capital stock will be transferable only on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives on surrender and cancellation of certificates for a like number of shares. When shares are not represented by certificates, shares of the Corporation’s capital stock will be transferrable only on the books of the Corporation by the holder of record thereof or by such holder’s attorney or legal representatives duly authorized in writing, with such evidence of the authenticity of such transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps, and within a reasonable time after the transfer of such shares, the Corporation shall send the holder to whom such shares have been issued or transferred a written statement of the information required by applicable law.  Unless otherwise provided by applicable law, the Certificate of Incorporation, these Bylaws or any other instrument, the rights and obligations of shareholders are identical, whether or not their shares are represented by certificates.

Section 5.3             Ownership of Shares. The Corporation will be entitled to treat the holder of record of any share or shares of its capital stock as the holder in fact thereof and, accordingly, will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it has express or other notice thereof, except as the applicable laws of the State of Delaware otherwise provide.

Section 5.4             Regulations Regarding Certificates. The Board will have the power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of capital stock of the Corporation.

Section 5.5             Lost or Destroyed Certificates. The Board may determine the conditions on which a new certificate of stock may be issued in place of a certificate alleged to have been lost, stolen or destroyed and may, in its discretion, require the owner of the allegedly lost, stolen or destroyed certificate or his legal representative to give bond, with sufficient surety, to indemnify the Corporation and each transfer agent and registrar against any and all losses or claims that may arise by reason of the issue of a new certificate in the place of the one allegedly so lost, stolen or destroyed.

ARTICLE VI
INDEMNIFICATION

Section 6.1             Right to Indemnification.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation.

Section 6.2             Prepayment of Expenses.  The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3             Claims.  If a claim for indemnification or advancement of expenses under this Article VI is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 6.4             Nonexclusivity of Rights.  The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of Stockholders or disinterested Directors or otherwise.

Section 6.5             Other Sources.  The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 6.6             Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 6.7             Other Indemnification and Prepayment of Expenses.  This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE VII
MISCELLANEOUS

Section 7.1             Fiscal Year. The Board by resolution will determine the fiscal year of the Corporation.

Section 7.2             Seal. The corporate seal will have the name of the Corporation inscribed thereon and will be in such form as the Board by resolution may approve from time to time. Notwithstanding the foregoing, no seal shall be required by virtue of this section.

Section 7.3             Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its Directors or officers, or between the Corporation and any other Entity in which one or more of its Directors or officers are directors or officers (or hold equivalent offices or positions), or have a financial interest, will be void or voidable solely for this reason, or solely because the Director or officer is present at or participates in the meeting of the Board or Board Committee which authorizes the contract or transaction, or solely because his or their votes are counted for that purpose, if: (i) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the Board Committee, and the Board or Board Committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or (ii) the material facts as to the Director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of those Stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a Board Committee or the Stockholders. Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board or of a Board Committee which authorizes the contract or transaction.

Section 7.4             Form of Records. Any records the Corporation maintains in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

Section 7.5             Bylaw Amendments. The Board has the power to adopt, amend and repeal from time to time the Bylaws of the Corporation without obtaining stockholder approval, subject to the right of Stockholders entitled to vote with respect thereto to amend or repeal those Bylaws as adopted or amended by the Board. Bylaws of the Corporation may be adopted, amended or repealed by the affirmative vote of the holders of at least 66.7% of the combined voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at any annual meeting, or at any special meeting if notice of the proposed amendment is contained in the notice of that special meeting, or by the Board as specified in the preceding sentence.

Section 7.6             Notices; Waiver of Notice. Whenever any notice is required to be given to any Stockholder, Director or member of any Board Committee under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws, that notice will be deemed to be sufficient if given (i) subject to the limitations of the following paragraph, by telegraphic, facsimile, cable, electronic mail, wireless transmission, other electronic transmission or other lawful means or (ii) by deposit of the same in the United States mail, with postage paid thereon, addressed to the person entitled thereto at his address as it appears in the records of the Corporation, and that notice will be deemed to have been given on the day of such transmission or mailing, as the case may be. An affidavit of the secretary or an assistant secretary of the Corporation, the transfer agent of the Corporation or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Without limiting the manner by which notice otherwise may be given effectively to Stockholders of the Corporation pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice to Stockholders of the Corporation given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the Stockholder of the Corporation to whom the notice is given.  Any such consent shall be deemed revoked if:  (i) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with such consent; and (ii) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent or other person responsible for the giving of notice.  However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.  For purposes of these Bylaws, except as otherwise limited by applicable law, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such recipient through an automated process.

Whenever any notice is required to be given to any Stockholder or Director under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to that notice or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, will be equivalent to the giving of that notice. Attendance of a person at a meeting will constitute a waiver of notice of that meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Stockholders, the Board or any Board Committee need be specified in any written waiver of notice or any waiver by electronic transmission unless the Certificate of Incorporation or these Bylaws so require.

Section 7.7             Resignations. Any Director or officer of the Corporation may resign at any time. Any such resignation will take effect at the time specified in that resignation, or, if that resignation does not specify any time, at the time of its receipt by the Chairman or the Secretary. The acceptance of a resignation will not be necessary to make it effective, unless that resignation expressly so provides.

Section 7.8             Reliance on Books, Reports and Records. Each Director and each member of any Board Committee designated by the Board will, in the performance of his duties, be fully protected in relying in good faith on the books of account or reports made to the Corporation by any of its officers, or by an independent certified public accountant, or by an appraiser selected with reasonable care by the Board or by any such committee, or in relying in good faith upon other records of the Corporation.

Section 7.9             Certain Definitional Provisions. (a) When used in these Bylaws, the words “herein,” “hereof” and “hereunder” and words of similar import refer to these Bylaws as a whole and not to any provision of these Bylaws, and the words “Article” and “Section” refer to Articles and Sections of these Bylaws unless otherwise specified.

(b)            Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

(c)            The word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, and the words “shall” and “will” are used interchangeably and have the same meaning.

Section 7.10           Captions. Captions to Articles and Sections of these Bylaws are included for convenience of reference only, and these captions do not constitute a part hereof for any other purpose or in any way affect the meaning or construction of any provision hereof.

End of Bylaws

Exhibit 3

01978

US Concrete

NUMBER		SHARES
US		

U.S. CONCRETE, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

COMMON STOCK

SEE REVERSE FOR CERTAIN DEFINITIONS AND LEGENDS

THIS CERTIFIES THAT

CUSIP 90333L 20 1

SPECIMEN

IS THE OWNER OF

FULLY PAID AND NON-ASSESSABLE SHARES OF THE PAR VALUE OF $.001 PER SHARE OF THE COMMON STOCK OF

U.S. CONCRETE, INC.

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be subject to all the provisions of the laws of the State of Delaware and to all the provisions of the Restated Certificate of Incorporation and the Bylaws of the Corporation, as amended from time to time (copies of which are on file at the office of the Corporation), to all of which the holder of this certificate by acceptance hereof assents. This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officers and its corporate seal to be hereto affixed.

Dated:

PRESIDENT

U.S. CONCRETE, INC. CORPORATE SEAL DELAWARE

SECRETARY

COUNTERSIGNED AND REGISTERED:
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
TRANSFER AGENT AND REGISTRAR

BY

AUTHORIZED SIGNATURE